Exhibit 23.1
McGladrey & Pullen
Certified Public Accountants
Consent of Independent Registered Public Accounting Firm
United Business Holdings, Inc. (Bank in Formation)
San Diego, California
We consent to the use in this Registration Statement on Form S-1 of United Business Holdings, Inc. of our report dated October 6, 2008 relating to our audit of the financial statements, appearing in the Prospectus, which is part of this Registration Statement.
We also consent to the reference to our Firm under the caption “Experts” in such Prospectus.
/s/ McGladrey & Pullen, LLP
McGladrey & Pullen, LLP
Pasadena, California
October 6, 2008
McGladrey & Pullen, LLP is a member firm of RSM International, an affiliation of separate and independent legal entities.